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Genasense plus Chemotherapy is Associated with Prolonged Survival in

Patients with Relapsed/Refractory CLL who Achieve Complete Remission

Updated Phase 3 Results Released at American Society of Hematology Meeting

BERKELEY HEIGHTS, NJ – December 10, 2007 – Genta Incorporated (NASDAQ: GNTA) announced the release of new survival analyses based upon extended follow-up of patients in the Company’s randomized Phase 3 trial of Genasense® (oblimersen sodium) Injection for relapsed or refractory chronic lymphocytic leukemia (CLL). The new data show that patients who achieved complete remission (the primary endpoint of the trial) with Genasense plus chemotherapy have shown extended survival compared with patients whose complete remission was induced with chemotherapy alone. The data were released this weekend at a press briefing sponsored by the American Society of Hematology (ASH) and will be presented in a scientific session on Tuesday December 11, 2007 at the ASH annual meeting in Atlanta, GA by Dr. Susan O’Brien, Professor of Medicine, M.D. Anderson Cancer Center, Houston, TX.

The new data show that the median survival of patients treated with Genasense plus chemotherapy who achieved complete remission (CR, defined as complete plus nodular partial response) has still not been reached but currently exceeds 55+ months, compared to a median of 45 months in the chemotherapy-alone group. Of 20 patients in the Genasense group who achieved CR, 12 (60%) remain alive compared with 3 of the 8 patients who achieved CR with chemotherapy alone (38%). With a minimum follow-up of 54 months, 9 of the 12 CR patients in the Genasense group have not required additional therapy, and 5 (25%) remain in continuous CR. In the chemotherapy-alone group, all 3 survivors who previously achieved CR have relapsed, and all have required additional anti-leukemic therapy.

Genta has filed a currently pending appeal to the Food and Drug Administration (FDA) Center for Drug Evaluation and Research (CDER), which seeks reconsideration of FDA’s decision in December 2006 not to approve the use of Genasense in patients with relapsed/refractory CLL.

“The addition of Genasense to chemotherapy has resulted in a clinically meaningful survival benefit for patients who achieved CR,” commented Dr. O’Brien. “These data strongly confirm the high degree of clinical benefit that accrues to patients who achieve CR. Achievement of CR remains an essential goal of CLL treatment.”

“As one of the patients who remains in CR more than 4 years after receiving Genasense on this study, I strongly support the pending appeal of FDA’s decision that declined to make this drug available to other patients who suffer from CLL,” commented Thomas F. Mahoney, who entered the Phase 3 Genasense trial in 2002.

Genasense in CLL

In the Phase 3 trial, patients with relapsed or refractory CLL were randomly assigned to receive chemotherapy with fludarabine plus cyclophosphamide (Flu/Cy) with or without Genasense. This study — the only randomized controlled trial ever conducted in this population — achieved its intent-to-treat primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR) (17% vs. 7%; P=0.025). By definition, CR represents the complete elimination of all clinical signs of leukemia, combined with the elimination of leukemia-related symptoms. In addition, the duration of CR – a prospectively specified and independent secondary endpoint -- was also significantly longer for patients treated with Genasense (median not yet reached but exceeding 36 months in the Genasense group compared with 22 months for patients treated with chemotherapy alone).

The data presented today are exploratory analyses based on extended follow-up of all patients who achieved CR in the Phase 3 trial. Previously, a survival benefit had been demonstrated only in CR patients who were prospectively stratified prior to randomization as being “non-refractory” to chemotherapy using a standard definition. (The prior data can be accessed at: http://www.genta.com/index.php?option=com_content&task=view&id=60&Itemid=73&CID=44&SHID=&COID=). The new data show that this superior survival benefit for Genasense-treated patients extends to all patients who achieved CR/nPR. These data are presented in the table below.

Survival	Genasense/Flu/Cy	Flu/Cy	p-value
1 year	20	8	0.016
2 years	17	8	0.06
3 years	16	4	0.005
4 years	12	2	0.006

Safety

Grade 3 or Grade 4 adverse events that occurred during treatment or within 30 days from last treatment in an increased percentage of patients in the Genasense group included, but were not limited to, thrombocytopenia, nausea, and intravenous-catheter complications. Adverse events resulted in discontinuation of therapy in an equal percentage of patients in both groups. Nine patients in the Genasense group and 5 patients in the chemotherapy-alone group had adverse events that resulted in death, including two patients in the Genasense group who died from complications associated with tumor lysis and infusion-related reactions.

A scientific report of the safety and efficacy findings from this study was published earlier this year in the Journal of Clinical Oncology (25:1114, 2007).

Regulatory History of Genasense in CLL

Genta filed a New Drug Application (NDA) to FDA for the use of Genasense plus chemotherapy in patients with relapsed/refractory CLL in December 2005. In December 2006, FDA issued a non-approvable decision on this NDA. Genta has appealed this decision using FDA’s established Dispute Resolution Process. An initial review of this appeal by FDA’s Office of New Drugs declined to overturn the earlier decision. Genta has appealed the non-approvable decision to CDER, which is currently pending.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. More information about CLL can be accessed at the website for the Lymphoma Research Foundation at: http://www.lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

info@genta.com

Brian Korb

The Trout Group

908-286-3980